Portions herein identified by [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the
Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

Exhibit 10.2

AMENDED & RESTATED EXCLUSIVE LICENSE AGREEMENT

This Amended & Restated Exclusive License Agreement (hereinafter referred to as this “Agreement”), effective as of December 29, 2006 (the “Effective Date”), is entered into by and between Asymmetric Therapeutics, LLC, (“Licensor”) a limited liability company duly organized under the laws of the State of Delaware and having a place of business at 141 Main Street, Unadilla, New York 13849, Onc Res, Inc., a corporation duly incorporated under the laws of the State of New York (“Onc Res”) and having a place of business at 141 Main Street, Unadilla, New York 13849, Fiordland Pharmaceuticals, Inc., a corporation duly organized and existing under the laws of the State of Delaware and having a place of business at 787 Seventh Avenue, 48th Floor, New York, NY 10019 (the “Company”), and, for purposes of certain provisions hereof, Stason Pharmaceuticals, Inc., a corporation duly incorporated under the laws the State of California (“Stason”) and having a place of business at 11 Morgan, Irvine, California 13849.

WHEREAS, Licensor is the sole owner of all right, title and interest in the Technology (as defined below), the Patent Rights (as defined below), and Know How (as defined below) related thereto;

WHEREAS, Onc Res is the sole owner of certain regulatory filings relating to the Technology, and possibly has some right, title, and interest to the Technology or Patent Rights;

WHEREAS, the Company is interested in obtaining exclusive license under the Patent Rights and Know How in the Field of Use (as defined below) to make, have made, use, have used, lease, import and export, offer to sell, sell have sold, produce, manufacture, distribute and market products derived from such technologies; and

WHEREAS, Licensor wishes to grant to the Company an exclusive license under the Patent Rights and Know How, in the Field of Use (as defined below) to make, have made, use, have used, lease, import and export, offer to sell, sell have sold, produce, manufacture, distribute and market products derived from such technologies;

WHEREAS, Stason Pharmaceuticals, Inc., a party to the JV Agreement, is willing to execute this Agreement relating to certain Articles to induce the Company to execute this Agreement; and

WHEREAS, on December 29, 2006, the parties hereto executed an Exclusive License Agreement (the “Original Agreement”) concerning the Technology and Patent Rights and that it is the intent of the parties hereto that this Agreement will supersede and replace such agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing recitals, the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

Article 1 Definitions

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 “Affiliate”

means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2 “Applicable Law(s)”

means, with respect to the United States, the FDCA (as defined below), all regulations promulgated thereunder, and all other applicable laws, rules, regulations and guidelines within the Territory that apply to the import, export, research and development, manufacture, marketing, distribution, or sale of Licensed Products in the Field of Use in the Territory or the performance of either party’s obligations under this Agreement (including disclosure obligations as required by the United States Securities and Exchange Commission or other comparable exchange or securities commission having authority over a party) to the extent applicable and relevant to such party.

1.3 “Competent Authority(ies)”
means collectively the entities in each country in the Territory responsible for (a) the regulation of medicinal products intended for human use or the establishment, maintenance and/or protection of rights related to the Patent Rights, including but not limited to the FDA, the European Agency for Evaluation of Medicinal Products (“EMEA”), and the Ministry of Health, Labor and Welfare in Japan, and any other applicable administrative agency in any country in the Territory having the aforementioned responsibilities, and any successor entities thereto, (b) the establishment, maintenance and/or protection of rights related to the Patent Rights, including the United States Patent and Trademark Office (“USPTO”), and (c) any other applicable regulatory or administrative agency in any country in the Territory that is comparable to, or a counterpart of, the foregoing.

1.4 “Development”

means the Company’s, its Affiliates’, or Sublicensees’ use of commercially reasonable efforts to secure Marketing Authorizations for Licensed Products in the Territory.

1.5 “DMF”

means a drug master file, as provided for in 21 CFR § 314.420, or similar submission to or file maintained with the FDA or other Competent Authority that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.

1.6 “FDCA”

means the United States’ Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated with respect thereto.

1.7 “FDA”

means the United States Food and Drug Administration and any successor entity thereto.

1.8 “Field of Use”

means the (i) use of uracil, its analogs, prodrugs, derivatives, metabolites, degradents, and intermediates, alone or in combination with any device, pharmaceutical ingredient, chemical or biologic, for the prevention or treatment of any disease, state or condition in humans or animals and (ii) the use of any pharmaceutical compositions, chemicals or biologics to treat Palmar-Plantar Erythrodysesthesia (a/k/a "Hand-Foot Syndrome").

1.9 “First Commercial Sale”

means, with respect to any Licensed Product, the first sale of such Licensed Product after all applicable Marketing Authorizations (if any) have been granted by the applicable Competent Authority(ies).

1.10 “Governmental Approval(s)”

means any and all permits, licenses, approvals, and authorizations required by any Competent Authority as a prerequisite to the development, manufacturing, packaging, marketing, and selling of a Licensed Product in the Field of Use in the Territory.

1.11 “IND(s)”

means an investigational new drug application as defined in 21 C.F.R. Part 312 et seq in the United States (as may be amended, supplemented or replaced from time to time), or equivalent application to any Competent Authority of any other country in the Territory, to commence clinical testing of a drug, including but not limited to any amendments, supplements, or supporting correspondence with respect thereto.

1.12  “Improvements”

shall mean any modification, enhancement, or improvement of a Licensed Product, or any inventions, discoveries, improvements (whether patentable or not), information, and data, owned or controlled by Licensor or Onc Res at any time during the Term, which would be useful or necessary in the manufacture, use, or sale of any Licensed Product, or the practice of which would infringe an issued or pending claim within the Patent Rights.

1.13 “Know-how”

shall mean all tangible or intangible information and know-how (other than that which is the subject of a Valid Claim in the Patent Rights), whether patentable or not (but which has not been patented), related to the Technology, the Licensed Product, or any Improvement or which is useful to or necessary for the Company to develop or commercialize any Licensed Product (including but not limited to: trade secrets, formulations, protocol, results of experimentation, in vitro, preclinical or clinical design, information or results, other proprietary materials, processes, including but not limited to manufacturing processes, data, drawings and sketches, designs, testing and test results, regulatory information of a like nature), owned or controlled by Licensor or Onc Res as of the Effective Date or which Licensor or Onc Res obtains the right to disclose and license to the Company during the Term.

1.14 “Licensed Product(s)”

shall mean any product, including but not limited to the Technology, that cannot be manufactured, used or sold, in whole or part, without infringing one or more Valid Claims included within the Patent Rights in the country in which the product is made, used, leased, imported, exported, offered for sale or sold.

1.15 “Licensor IND(s)”

means the INDs, whether now existing or previously submitted, described on Schedule 1.15, and any filings, updates, material correspondence, or material communications to or from any applicable Competent Authority with respect thereto.

1.16 “Marketing Authorization”

means all necessary and appropriate regulatory approvals, including but not limited to NDAs and reimbursement and pricing approvals, to allow a Licensed Product to be marketed and sold in the Field of Use in a particular country in the Territory.

1.17 “Milestone Payment”

means the payments set out in Article 6.4.

1.18 “NDA”

means a New Drug Application as defined in 21 C.F.R. Part 314.50 et seq. in the United States (as may be amended, supplemented or replaced from time to time), or equivalent application to any Competent Authority of any other country in the Territory, to commence commercial sale and marketing of a drug for human use, including but not limited to any amendments, supplements, or supporting correspondence with respect thereto.

1.19 “Net Sales”

shall have the meaning set out below:

1.19.1
“Net Sales” shall mean the total gross receipts for sales of Licensed Products to customers who are not Affiliates, or are Affiliates, but are end users of the Licensed Products, by or on behalf of the Company or any of its Affiliates or Sublicensees, whether invoiced or not, less only the sum of the following:

(a)	usual trade discounts to customers, including but not limited to cash, quantity and trade discounts, rebates and other price reductions for such Licensed Product given to such customers;

(b)	sales, tariff duties, value-added tax and/or use taxes directly imposed and with reference to particular sales;

(c)	amounts allowed or credited on charge-backs and/or returns;

(d)	bad debt deductions and uncollectible amounts actually written off during the accounting period;

(e)	outbound transportation prepaid or allowed and transportation insurance;

(f)	sales commissions;

(g)	wholesaler and distribution fees;

(h)	packaging, freight, and insurance charges;

(i)	customs duties, surcharges and other governmental charges incurred in exporting or importing such Licensed Product to such customers; and

(j)	wholesaler discounts and government chargebacks.

1.19.2	Components of Net Sales (and the deductions listed above) shall be determined in the ordinary course of business in accordance with GAAP.

1.19.3
Notwithstanding anything herein to the contrary, the transfer of a Licensed Product to an Affiliate, Sublicensee, or other Third Party in connection with the research, development or testing of a Licensed Product or for purposes of resale shall not be considered a sale of a Licensed Product under this Agreement. Nor shall the transfer of Licensed Product solely for indigent or similar public support or compassionate use programs be considered a sale of Licensed Product under this Agreement.

1.19.4
In the case of discounts on “bundles” of separate products or services which include Licensed Products, the Company may discount (or enable its Affiliates and Sublicensees to discount) the bona fide list price of a Licensed Product by the average percentage discount of all products of the Company and/or its Affiliates and Sublicensees in a particular “bundle”, calculated as follows:

Average percentage
discount on a     =     1 - (X/Y) x 100
particular “bundle”

where X equals the total discounted price of a particular “bundle” of products, and Y equals the sum of the undiscounted bona fide list prices of each unit of every product in such “bundle”. The Company shall provide Licensor documentation reasonably supporting such average discount with respect to each “bundle.” If a Licensed Product in a “bundle” is not sold separately, and no bona fide list price exists for such Licensed Product, the Company shall determine in good faith a reasonable imputed list price for such Licensed Product and Net Sales with respect thereto shall be based on such imputed list price.

1.20 “Patent Rights”

means

1.20.1	all U.S. and foreign patents and patent applications set forth in Schedule 1.20;

1.20.2
any and all US or foreign patents, patent applications, or other rights issuing from, or filed subsequent to the date of this Agreement, based on or claiming priority to or from the applications, patents, and rights listed on Schedule 1.20, including but not limited to continuations, continuations in part, divisionals, reexaminations, extensions, reissues, substitutions, renewals, supplementary protection certificates, registrations, and confirmations of any of the foregoing, and any patents resulting from any application or right included in Articles 1.20.1 or 1.20.2;

1.20.3
any other intellectual property rights owned or controlled by the Licensor or Onc Res or that Licensor or Onc Res has the ability to license to the Company relating to the Technology as of the date of this Agreement, or which Licensor or Onc Res acquires, or acquires the right to license to the Company, after the Effective Date, and any and all US or foreign patents, patent applications, or other rights, including continuations, continuations in part, divisionals, reexaminations, extensions, reissues, substitutions, renewals, supplementary protection certificates, registrations, and confirmations of such rights claiming or relating to, in each case, Technology;

1.20.4
any other intellectual property rights owned or controlled by the Licensor or Onc Res at any time during the Term of this Agreement relating to or claiming an Improvement or that Licensor or Onc Res has the ability to license or gains the ability to license to the Company or Onc Res relating to or claiming an Improvement; and any and all US or foreign patents, patent applications, or other rights, including continuations, continuations in part, divisionals, reexaminations, extensions, reissues, substitutions, renewals, supplementary protection certificates, registrations, and confirmations of such rights relating to or claiming, in each case, an Improvement; and

1.20.5
any information useful or necessary to file and obtain issuance of valid patent claims relating to the use, manufacture, development, administration, delivery, formulation, dosing, packaging, and handling of the Technology, Know-how, and Licensed Products.

The parties shall use commercially reasonable efforts to ensure that Schedule 1.20 shall be amended in writing from time to time to reflect the foregoing, provided that any failure to do so shall not limit the scope of the definition of Patent Rights established above.

1.21 “Person”

means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint venture, non-profit organization, pool, syndicate, sole proprietorship, unincorporated organization, university, governmental authority or any other form of entity not specifically listed herein

1.22 “Phase I Trial”

means a clinical trial that generally provides for the first introduction into humans of a Licensed Product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of the Licensed Product, and generally consistent with 21 CFR § 312.21(a).

1.23 “Phase II Trial”

means a clinical trial of a Licensed Product on patients, including possibly pharmacokinetic studies, the principal purpose of which is to make a preliminary determination that such Licensed Product is safe for its intended use and to obtain sufficient information about such Licensed Product’s efficacy to permit the design of further clinical trials, and generally consistent with 21 CFR § 312.21(b).

1.24 “Phase III Trial”

means a pivotal human clinical trial of a Licensed Product, which trial is designed to: (a) establish that a Licensed Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; (c) support Marketing Authorization of such Licensed Product; and (d) generally consistent with 21 CFR § 312.21(c).

1.25 “Pivotal Trial”

means a Phase III Trial of a particular Licensed Product that is conducted subsequent to completion of the first Proof of Concept Trial for such Licensed Product.

1.26 “Proof of Concept Trial”

means a Phase I Trial or Phase II Trial the results of which indicate that the Licensed Product which is the subject of such Phase I Trial or Phase II Trial will be safe and effective in humans for treatment of the indication(s) which are the subject of such Phase I Trial or Phase II Trial, as reasonably determined by the Company.

1.27 “Registration(s)”

means any and all permits, licenses, authorizations, registrations or regulatory approvals (including, but not limited to, IND or NDA) required and/or granted by any Competent Authority as a prerequisite to the development, manufacturing, packaging, shipping, marketing and/or selling of any product.

1.28 “Royalty Term”

means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period commencing on the Effective Date and ending on the date of the last to expire Valid Claim contained in the Patent Rights covering a Licensed Product in such country (such expiration including, for purposes hereof, the date upon which no Valid Claims remain with respect to a particular country, even if such date occurs prior to patent issuance), provided that, for purposes of this definition, any Valid Claim that has not issued but has been pending more than five (5) years from filing shall be deemed expired (and not a Valid Claim).

1.29 “Sublicensee”

means a Third Party that has entered into an agreement with the Company licensing to such Third Party any of the rights granted to the Company by the Licensor pursuant to Article 2.1, or a Third Party that has entered into a license agreement with any such Sublicensee licensing such Third Party the rights granted to the Company by the Licensor and granted to such subsequent Third Party licensee by the Sublicensee.

1.30 “Successful Completion”

means achieving the primary endpoint in the Proof of Concept Trial, as defined in the protocol for such trial, which shall be designed by the Company.

1.31 “Technology”

means all technology related to the topical, external, epidermal, or mucosal administration of uracil, or any analogs, derivatives, isomers, enantiomers, prodrugs, metabolites, esters, salts, hydrates, solvates, or polymorphs thereof, and any other technology described in the Patent Rights.

1.32 “Term

has the meaning set out in Article 11.1.

1.33 “Territory”

means the world.

1.34 “Third Party”

mean any Person other than Licensor, Onc Res, Company, and their respective Affiliates.

1.35 “Valid Claim”

means any pending or issued claim included within the Patent Rights that has been filed in good faith and has not been withdrawn, permanently revoked, abandoned nor deemed unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

Article 1A Termination of Joint Venture Agreement; Assignment

Prior to or concurrent with the execution of this Agreement, that certain Joint Venture Agreement, dated February 19, 2005, between Licensor, John P. Ford, MD (“Ford”), and Stason Pharmaceuticals, Inc. (“Stason”; such agreement, the “JV Agreement”), shall terminate or have been terminated, as the case may be, in a manner acceptable to Company, in its sole discretion, pursuant to the Termination Agreement attached hereto as Exhibit 1A(1) (the “Termination Agreement”). Additionally, John Ford shall assign all right and title to the Patent Rights, Know-how or Improvements to Licensor in a form acceptable to the Company attached hereto as Exhibit 1A(2) (the “Assignment”). This Agreement shall not be effective until a Termination Agreement acceptable to the Company has been executed by Ford, Onc Res, and Stason and is itself effective and the Assignment executed by Dr. Ford. Licensor, Onc Res, and Stason agree that the Company shall be a third party beneficiary of the Termination Agreement, as provided for therein, and Licensor and Onc Res shall, upon the request of the Company, take such actions as may be necessary to enforce Licensor’s or Onc Res’ or the Company’s rights thereunder or otherwise ensure that all right, title, and interest to Technology, Know-how, and Patent Rights (including but not limited to Improvements and any rights related thereto) are and remain the sole property of Licensor, subject to the rights granted under this Agreement.

Article 2 License Grant

2.1 Grant of License

Licensor and Onc Res hereby grant to the Company an exclusive license, with rights to grant sublicense as further described below, in the Field of Use to practice under the Patent Rights and to utilize the Know-how in the Territory, including to:

2.1.1
conduct research, make, have made, use, have used, import, have imported, export, have exported, offer for sale, have sold, sell, produce, manufacture, distribute and market Licensed Products to the full end of the Royalty Term, unless sooner terminated as hereinafter provided; and

2.1.2	sublicense to third parties, through multiple tiers, in accordance with Article 2.2 below, the rights granted under Article 2.1.1.

2.2 Sublicenses

2.2.1
The Company shall have the right to sublicense rights granted in Article 2.1 in its sole discretion, and shall have the right to grant further sublicenses in their sole discretion. All sublicenses granted under this Article 2.2.1 shall survive and be automatically assigned to Licensor and Onc Res upon termination of this Agreement, provided however, Licensor and Onc Res shall not be obligated to incur any obligations in excess of those of Licensor and Onc Res contained herein.

2.2.2
Notwithstanding the foregoing, if the Company believes that Licensor has terminated this Agreement for the primary purpose of doing business directly with the Sublicensee, the termination may be disputed under the provisions of Article 10.

Article 3 Technology; Regulatory Transfer

3.1 Technology and Regulatory Transfer

Upon execution of this Agreement, (i) Licensor and Onc Res shall transfer to the Company, at no additional cost, all Know-how, which shall include but not be limited to all pre-clinical or clinical data, trade secrets, human safety data, preliminary efficacy data, and other regulatory data related to any Licensed Product in its possession, and (ii) Licensor and Onc Res hereby assign all right, title, and interest in the Licensor IND(s) to the Company, free and clear of all liens, claims, and encumbrances.

Licensor and Onc Res shall, at Company’s cost, take any and all actions requested by the Company to effect the purposes of the foregoing as promptly as practicable following the execution of this Agreement, which shall include but not be limited to (i) preparing and filing whatever filings, requests or applications are required or deemed advisable to be filed with any Regulatory Authority, if any, in connection with the assignment of the Licensor and Licensor IND(s) (including but not limited to, if applicable with respect to the FDA, a “transfer of ownership letter”) and (ii) taking all reasonable actions necessary to enable the Company to undertake the manufacture, development and commercialization of Licensed Products under this Agreement. Such actions shall include providing the Company with:

a.	copies of all regulatory submissions;

b.	any communications with Competent Authorities and the minutes of any meetings with Competent Authorities relating to any Licensed Product;

c.	DMFs and any trial, drug, or other master files relating to any Licensed Product, including copies of all case report forms;

d.	copies of all listings and tables of results from the clinical trials relating to any Licensed Product;

e.	copies of all treatment-related serious adverse event reports from the clinical trials relating to any Licensed Product;

f.	storage of and access permission to any retained samples of materials used in clinical trials relating to any Licensed Product;

g.	access to contract and clinical research organizations involved in the preclinical studies and clinical trials relating to any Licensed Product;

h.	the data, files and results of any chemistry, manufacturing, or control-related activities regarding any Licensed Product; and

i.
all other information that the Company may reasonably request that may be useful to the Company for the manufacturing of Licensed Products or conducting preclinical studies and clinical trials and other development activities with respect to each Licensed Product, and the commercialization of Licensed Products.

3.2 Transfer of Inventory

For a period of one (1) year following the date of this Agreement, Licensor and Onc Res shall provide such technical assistance to Company as Company reasonably requests regarding the Patent Rights, Know-how, Licensed Products and Technology, including without limitation providing to Company, as requested by the Company, all or part of Licensor’s and Onc Res’ inventory of GMP and non-GMP Technology and Licensed Products, described on Exhibit 3.2, as the parties mutually agree.

3.3 Consulting

The Company and Ford shall enter into a consulting agreement in the form attached hereto as Exhibit 3.3 (the “Consulting Agreement”) concurrent with the execution of this Agreement; Company shall not have any payment or other obligations under this Agreement unless and until the Consulting Agreement has been executed by both the Company and Ford.

Article 4 Regulatory Compliance

4.1 Ownership and Maintenance of Governmental Approvals

4.1.1
The Company will own all Marketing Authorizations for each country in the Territory for Licensed Products. Without limiting the generality of the foregoing, the Company shall prepare and submit in its own name and at its expense NDAs with the FDA in the U.S. and any other equivalent application with the Competent Authorities in other countries in the Territory.

4.1.2
The Company shall secure and maintain in good standing, at its sole cost and expense, any and all Governmental Approvals (including, Marketing Authorizations, licenses, permits and consents, facility licenses and permits required by Applicable Laws or by the applicable Competent Authorities) necessary and/or required for the Company to perform its obligations under this Agreement and use commercially reasonable efforts at its cost and expense to secure and maintain any variations and renewals thereof. Licensor and Onc Res shall promptly notify Company of any written or oral notices received from, or inspections by, any Competent Authority relating to any such Governmental Approvals.

4.1.3
During the time that Licensor or Onc Res is the holder of any Governmental Approval referred to in Article 4.1.2 above, Licensor and Onc Res shall (i) promptly provide Company an advance draft of any proposed responses to such written notices or inspections and the resolution of any issue raised by such Competent Authority and (ii) make such reasonable changes to such proposed response as may be recommended by Company, and the Company shall be entitled to attend any and all meetings and participate in telephone calls with the Competent Authorities, including without limitation any meeting preparation, meeting co-ordination and preparation of minutes.

4.2 Rights of Reference

Licensor and Onc Res shall grant and hereby grants the Company a free-of-charge right to reference and use and have full access to all preclinical and clinical data, information, and results, Governmental Approvals, and all other regulatory documents relating to or useful for the Development of the Technology and Licensed Products, including but not limited to any IND, NDA, DMF (whether as an independent document or as part of any Governmental Approval), and all chemistry, manufacturing and controls information, and any supplements, amendments or updates to the foregoing, where such regulatory documents are owned, licensed, or controlled by Licensor or Onc Res (for the purposes of this Article, the “Right of Reference”). The Company may license the Right of Reference to Affiliates and to Sublicensees.

4.3 Access to Manufacturers

Licensor and Onc Res grant to the Company a free of charge right to access any suppliers of any form, component, or ingredient of or precursor to the Technology or any Licensed Product, and shall, if and as requested by the Company, reasonably assist Company in establishing supply relationships with such suppliers on commercially reasonable terms and/or assigning any relevant supply agreements to the Company.

4.4 Right of First Negotiation To Market Licensed Products in Asia

Within fifteen (15) days of receipt by Stason from the Company (under appropriate confidentiality agreements) of the complete, final study report from the Proof of Concept Trial, Stason shall have the right to contact the Company to discuss the acquisition of commercial marketing rights for Licensed Products in the Asian Market. The Company hereby agrees to negotiate, in good faith, such agreement with Stason for such rights provided Stason has the capabilities and resources to effectively market and commercialize such Licensed Product in the Asian Market. If the parties cannot agree on a definitive marketing agreement relating to such Licensed Product within 90 days from the commencement of such negotiations (such negotiations to commence within fifteen (15) days of receipt of notification from Stason informing the Company that it wishes to commence such negotiations), then the Company shall have the right to terminate such negotiations and either market and commercialize Licensed Products in the Asian Market by itself or license or otherwise grant such rights to a third party or parties. The Asian Market shall mean South Korea, China, Singapore, Taiwan, Indonesia, Vietnam and Thailand.

Article 5 Development and Commercialization

5.1 Development

The Company shall use commercially reasonable efforts, itself or through the activities of its Sublicensees and Affiliates, to perform the Development and secure the Marketing Authorizations for Licensed Products.

5.2 Commercialization

The Company shall, following receipt of the necessary Marketing Authorizations, use commercially reasonable efforts to, itself or through the activities of its Sublicensees and Affiliates, commence marketing of, and to promote, market, sell and commercialize thereafter, Licensed Products in the Territory within Field of Use.

5.3 Diligence Milestones

5.3.1
The Company will use commercially reasonable efforts to achieve the performance milestones set forth in Exhibit 5.3.1 (the “Diligence Milestones”) by the dates indicated therefor. Each of the Diligence Milestones shall only need to be satisfied once under this Agreement, regardless of the number of Licensed Products or indications therefor.

5.3.2
Notwithstanding anything to the contrary, the Company shall be entitled to extend the date specified for accomplishing any Diligence Milestone by 6 month periods by paying an Extension Payment (any such payment, an “Extension Payment”). The Extension Payment shall be $[***] for the first 6 month period, increasing at a rate of $[***] per 6 month period thereafter, until achievement of any relevant Diligence Milestone. As an example by way of illustration only, a representative payment schedule of Extension Payments relating to the delay of each Diligence Milestone is attached as Exhibit 5.3.2. Upon the achievement of any Diligence Milestone, the deadline of which has been extended pursuant to this Article 5.3.2, the Company shall no longer have any obligation to remit Extension Payments to the Licensor relating to such Diligence Milestone and the Company shall be deemed in good standing under this Agreement as it relates to the achievement of such Diligence Milestone and its diligence obligations under Articles 5.1 and 5.2 (as applicable).

5.3.3
If the Company’s failure to accomplish any Diligence Milestone by the applicable date set forth on Exhibit 5.3.1 (as such date may be extended pursuant to Article 5.3.2 and this Article 5.3.3) is a result of a clinical hold or other delay caused by (i) the direction, guidance, or requirements of any Competent Authority, (ii) the inability of the Company to acquire GMP-grade Licensed Product on commercially reasonable terms, (iii) adverse events in clinical trials, or (iv) any other circumstances beyond the Company’s reasonable control, then (1) this Agreement shall remain in full force and effect, (2) the dates set forth on Exhibit 5.3.1 for the accomplishment of the Diligence Milestones shall be automatically extended to the extent of any delay(s) resulting from the occurrence of the circumstances described in (i), (ii), (iii), and (iv) above, and (3) the Company shall not have any obligation to make any Extension Payments with respect to such automatic extensions, provided however, the Company continues to use commercially reasonable efforts to progress the development of a Licensed Product. Licensor’s sole and exclusive remedy with respect to any failure of the Company to achieve the Diligence Milestones on the dates required by this Article 5.3 (as they may be extended pursuant to Articles 5.3.2 and 5.3.3) shall be its right to receive payments owed to it under Article 5.3.2 above.

5.4 Assumption of Agreements

The Licensor and Onc Res are parties to numerous clinical trial agreements with physicians, care facilities, hospitals and contract research organizations to organize and carry out clinical trials that relate to Licensed Products (“CT Agreements”). Attached as Schedule 5.4(a) is a list of those CT Agreements. The Licensor and Onc Res hereby assign or otherwise transfer, as of the Effective Date, and the Company hereby assumes, all of Licensor’s and Onc Res’ rights, obligations and responsibilities under the CT Agreements listed on Schedule 5.4(b) (the “Transferred Agreements”) following the Effective Date. Notwithstanding the foregoing, the parties acknowledge that, by this Agreement, neither Licensor nor Onc Res is assigning, and the Company is not assuming, any indemnification or other liabilities or obligations under the CT Agreements with respect to any matters occurring prior to the Effective Date or that relate to the acts and omissions of Licensor or Onc Res, and that all liabilities and obligations under the CT Agreements and all liabilities and obligations under the Transferred Agreements that arose prior to the Effective Date or with respect to the acts or omissions of Licensor or Onc Res shall be the sole responsibility of the Licensor and Onc Res, unless otherwise specifically agreed upon within this Agreement. The Licensor and Onc Res have provided to the Company a copy of each written notice of invention, if any, received by the Licensor, Onc Res, or their Affiliates under any of the CT Agreements.

Article 6 Royalties and Other Consideration

6.1 Royalties on Net Sales

During the Royalty Term the Company shall pay Licensor royalties equal to:

a.	[***] percent ([***]%) of the first $[***] of Net Sales in a particular calendar year;

b.	[***] percent ([***]%) of all Net Sales in excess of $[***] but less than $[***] in a particular calendar year; and

c.	[***] percent ([***]%) of all Net Sales in excess of $[***] in a particular calendar year.

All royalties described above shall, in each case, be subject to further adjustment as described in this Article 6.

As an example of the royalty calculation contemplated above, if Net Sales in a particular calendar year total $[***], Company’s royalty obligations to Licensor with respect to such calendar year’s Net Sales would, without taking into account any adjustments under this Article 6, equal $[***] under this Article 6.1 ([***]).

6.2 No Multiple Royalties

No multiple royalties shall be payable because the use, lease or sale of any Licensed Product is, or shall be, covered by more than one Valid Claim contained in the Patent Rights.

6.3 Combination Products

In the event that a Licensed Product is sold in the form of a combination product containing one or more technologies which, if incorporated into a product by themselves, would not render a product a Licensed Product (i.e. the combination product itself is not covered by the Patent Rights), the Net Sales for such combination product shall be calculated by multiplying the sales price of such combination product by the fraction A/(A+B) where (i) A is the invoice price of a Licensed Product incorporating solely the technology which renders such product a Licensed Product, or, if such Licensed Product is not sold separately, the fair market value of a Licensed Product incorporating solely such technology, and (ii) B is the total invoice price of products incorporating solely the other technologies or, if such products are not sold separately, the fair market value of such products. Notwithstanding the foregoing, for the purposes of this Article 6.3, a combination product shall not include a Licensed Product that is a combination of uracil and 5-FU, its prodrugs, derivatives, precursors or analogues.

6.4 Milestone Payments

As further consideration for the license granted hereunder, the Company will make the following one-time Milestone Payments to Licensor.

6.4.1	Three Hundred Thousand Dollars ($300,000) on February 28, 2007, provided, however, this Agreement is not terminated pursuant to Article 11.5.2;

6.4.2
[***] Dollars ($[***]) upon Company’s receipt of the complete, final study report following the Successful Completion of the first Proof of Concept Trial conducted under a Company-sponsored (or Sublicensee-sponsored) IND;

6.4.3	[***] Dollars ($[***]) upon the first dosing of a patient in a Pivotal Trial conducted under a Company-sponsored (or Sublicensee-sponsored) IND;

6.4.4
[***] Dollars ($[***]) upon the first acceptance for review by the FDA of a Company-sponsored (or Sublicensee-sponsored) NDA for a Licensed Product in the United States. Notwithstanding the forgoing, the Milestone Payment in this Article 6.4.4 shall equal [***] Dollars ($[***]) in the event that the Milestone Payment contained in this Article 6.4.4 becomes due and payable prior to the time the Milestone Payment in Article 6.4.3 becomes due and payable (for instance, if the results of the Proof of Concept Trial are used to file the NDA and the Company never conducts a Pivotal Trial), provided, however, upon payment of such amount, the Company shall no longer have an obligation to remit the Licensor any payment pursuant to Article 6.4.3;

6.4.5	[***] Dollars ($[***]) upon the final full approval by FDA of the first Company-sponsored (or Sublicensee-sponsored) NDA for a Licensed Product in the United States;

6.4.6	[***] Dollars ($[***]) upon the first commercial sale of a Licensed Product for human therapeutic use in the European Union by Licensee or any Sublicensee;

6.4.7	[***] Dollars ($[***]) upon the first commercial sale of a Licensed Product for human therapeutic use in Japan by Licensee or any Sublicensee;

6.4.8	[***] Dollars ($[***]) upon the last day of the first calendar year in which Net Sales during such calendar year exceed $[***]; and

6.4.9	[***] Dollars ($[***]) upon the last day of the first calendar year in which Net Sales during such calendar year exceed $[***].

Each of the Milestone Payments described above shall only be paid once upon their respective accomplishments, regardless of the number of times such milestones are achieved. If the milestones described in Articles 6.4.8 and 6.4.9 occur in the same calendar year, both payments will become due with respect to such calendar year.

6.5 Place of Payment, Taxes and Conversions

All payments under this Agreement shall be paid in United States dollars, unless otherwise required by law, at such place as Licensor may reasonably designate consistent with applicable laws and regulations. Any taxes, duties, or other levies which the Company, its Affiliate or any Sublicensee shall, in its reasonable discretion, be required by law to pay or withhold on remittance of any payment(s) due under this Agreement shall be deducted from such payment(s) to Licensor. Any such taxes, levies, or duties required under applicable law to be paid or withheld shall be an expense of, and borne solely by, Licensor. The Company will use commercially reasonable efforts to secure and send to Licensor proof of any such taxes, duties or other levies withheld and paid by the Company for the benefit of Licensor, and cooperate, at Licensor’s expense, with any reasonable request to help ensure that amounts withheld and/or paid are reduced and/or recovered to the extent permitted by the relevant jurisdiction. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at Citibank, N.A. in New York, New York on the last business day of the calendar quarterly reporting period to which such royalty payments relate. In each country where the local currency is blocked and cannot be removed from the country under such country’s applicable law, royalties accrued with respect to that country shall be paid to Licensor in such country in local currency by deposit in a local bank designated by Licensor, unless the parties otherwise agree. Notwithstanding the foregoing, until such time as Licensor instructs the Company otherwise (such instruction to be in writing), the Company shall remit payments due to Licensor under this Agreement pursuant to the letter of instruction attached hereto as Exhibit 6.5.

6.6 Time for Payment

6.6.1
The Company shall pay to Licensor the royalties due and payable under this Agreement on a quarterly basis, and shall provide the Royalty Statement referred to in Article 7.2 along with such payment. Payments pursuant to this Article 6.6.1 are due with respect to a particular calendar quarter’s Net Sales ninety (90) days after the conclusion of such calendar quarter.

6.6.2
Milestone Payments payable to Licensor shall, notwithstanding the use of the word “upon” throughout Article 6.4, become due and payable within thirty (30) days after achievement of the indicated milestone, provided that, notwithstanding the foregoing, the Milestone Payments due pursuant to Articles 6.4.8 and 6.4.9 shall be due ninety (90) days after the conclusion of the applicable calendar year.

6.6.3	If no royalties or other payments that may be due to Licensor under this Agreement shall be due, the Company shall not be required to make a report pursuant to Article 7.2.

6.7 Interest

Amounts which are not paid when due shall accrue interest from the due date until paid, at a rate equal to [***]%.

6.8 Royalty Adjustments

6.8.1
Notwithstanding anything to the contrary herein, if the Company or any Affiliate or Sublicensee obtains (or has obtained) one or more licenses under patents or patent applications owned by a Third Party to avoid infringement thereof by the manufacture, use, or sale of any Licensed Product, to reasonably avoid infringement-related litigation regarding a Licensed Product, or to make, use or sell any technology that could improve, enhance, or modify a Licensed Product, as determined by the Company in its reasonable discretion, then the Company may deduct [***] percent ([***]%) of any fees, milestones or royalties paid by the Company or any Affiliate or Sublicensee under such license(s) (even if paid in settlement or judgment of any claim for infringement) from the payments otherwise due Licensor under this Agreement; provided, however, that, notwithstanding the foregoing, the total amount due Licensor under this Agreement in any particular calendar quarter shall not be reduced by more than [***] percent ([***]%) as a result of any such deduction, and any amounts not deducted in a calendar quarter shall be carried forward for deduction in the subsequent calendar quarter(s), subject to such [***]percent ([***]%) limitation in each case.

6.8.2
Should a compulsory license be granted, or be the subject of a possible grant, to a Third Party under the applicable laws of any country in the Territory under the rights licensed under this Agreement, the Company shall notify Licensor, including any material information concerning such compulsory license, and the running royalty rate payable under this Article 6 for sales of Licensed Products in such country will be adjusted to equal any lower royalty rate granted to such Third Party for such country with respect to the sales of such Licensed Products therein (the “Compulsory Royalty”) during such periods such third parties sell or offer for sale under the compulsory license articles that compete with the Licensed Products then marketed and sold by the Company, its Affiliates, or Sublicensees in that country, provided that such Compulsory Royalty shall remain subject to further adjustment consistent with this Article 6.

Article 7 Reports and Records
7.1 Records and Audits

The Company shall keep full, true and accurate books of account containing all particulars that may be reasonably necessary for the purpose of showing the amounts payable to Licensor under this Agreement. Said books of account shall be kept at the Company’s principal place of business and the supporting data shall be opened up to Licensor once per year upon reasonable notice to the Company for inspection by Licensor’s internal audit division or by another designated auditor selected by Licensor, except one to whom the Company has reasonable objection, for the purpose of verifying the Company’s Royalty Statement (as defined below) or compliance in other respects with this Agreement. If an inspection shows an under reporting or underpayment in excess of the greater of [***] percent ([***]%) of remuneration payable, then the Company shall reimburse Licensor for the reasonable, documented cost of the inspection at the time the Company pays the unreported royalties, including any late charges as required by Article 6.7 of this Agreement. Said books of account and the supporting data shall be made available to Licensor for one (1) year following the expiration of the Term. All payments required under this Article 7.1 shall be due within thirty (30) days of the date Licensor provides the Company notice of the payment due. Licensor shall cause its accounting firm to retain all financial information subject to review under this Article 7.1 in strict confidence; provided, however, that Company shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Company regarding such financial information. The accounting firm shall disclose to Licensor only whether the Company’s Royalty Statement is correct or not and the amount of any discrepancy. No other information shall be shared. Licensor shall treat all such financial information as Company’s Confidential Information

7.2 Royalty Statements

Within 90 days from the end of each calendar quarter of each calendar year, the Company shall deliver to Licensor complete and accurate reports, giving such particulars of the business conducted by the Company during the preceding quarter under this Agreement as shall be pertinent to an accounting of royalties and other payments that may be due to Licensor under this Agreement (the “Royalty Statement”). The Royalty Statement shall include at least the following:

7.2.1	Net Sales for each Licensed Product by the Company, each Affiliate, and each Sublicensee;

7.2.2	cumulative Net Sales for the applicable calendar quarter;

7.2.3	a breakdown of deductions applicable in computing Net Sales and taxes paid or withheld, if any;

7.2.4	a breakdown of royalties due based on Net Sales;

7.2.5	names and addresses of all Sublicensees and Affiliates of the Company; and

7.2.6	a copy of each report from each Sublicensee as may be pertinent to an accounting of royalties and other payments that may be due to Licensor.

7.3 Confidential Treatment of Reports

Licensor agrees to hold in confidence each Royalty Statement delivered by the Company pursuant to this Article 7 for a period of five (5) years following termination of this Agreement. Notwithstanding the foregoing, Licensor may disclose any such information required to be disclosed in its financial statements or as required by any stock exchange or similar regulatory authority, or pursuant to any Applicable Laws, provided that Licensor take reasonable steps to provide and assist the Company with the opportunity, where reasonably appropriate, to (i) contest such subpoena, requirement or order or (ii) seek protective or confidential treatment thereof, including but not limited to reasonable advance notice to the Company of any such required disclosure, to the extent reasonably practicable. The Licensor understands that it is the intention of the Company to become publicly traded and that any information disclosed to Licensor under this Agreement, including the Royalty Statement, may be deemed “material non-public information” under the state and federal securities laws.

Article 8 Patent Prosecution and Maintenance

8.1 Prosecution and Maintenance

Following the Effective Date, the Company shall, at its expense, diligently file, prepare, prosecute and maintain the Patent Rights as set forth in Schedule 1.20 hereto (as the same may be amended or supplemented in writing from time to time after the date hereof), including, but not limited to, the filing of patent applications, extensions, continuations, continuations in part, divisionals, re-examinations, or re-issue applications that the Company determines may be required to advance the purposes of this Agreement or otherwise to protect the rights and licenses granted hereunder. The Company shall control such prosecution and maintenance, using counsel of its choosing, in the name of Licensor and/or Onc Res, as appropriate, and agrees to keep Licensor and/or Onc Res, as appropriate, reasonably informed with respect to the status and progress of any such applications, prosecutions and maintenance activities and to consult in good faith with Licensor and/or Onc Res, as appropriate, and take into account Licensor’s and/or Onc Res’, as appropriate, reasonable comments and requests with respect thereto prior to the filing of any such documents. Licensor and Onc Res shall notify Company in writing and reasonable detail of any Improvements and assist Company in filing, prosecuting, and maintaining Patent Rights claiming the same. The parties agree to provide reasonable cooperation to each other to facilitate the application and prosecution of patents pursuant to this Agreement and the Licensor and Onc Res shall execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Article 8.

8.2 Patent Term Extensions

The Company shall promptly notify Licensor and Onc Res of the issuance of each Governmental Approval and, where reasonably possible and reasonably useful or valuable in the commercialization of Licensed Products, use commercially reasonable efforts to apply or enable Licensor and/or Onc Res, as appropriate, to apply for a patent term extension, adjustment or restoration, supplementary protection certificate, or other form of market exclusivity conferred by Applicable Laws (collectively, “Patent Term Extensions”) in the relevant country of the Territory. Licensor and Onc Res shall, to the extent reasonably possible and reasonably useful or valuable in the commercialization of Licensed Products, use commercially reasonable efforts to, if and as requested by the Company, obtain (or assist the Company in obtaining) all available Patent Term Extensions. The parties shall cooperate with each other in obtaining Patent Term Extensions wherever and whenever applicable, reasonably possible to obtain, and reasonably useful or valuable in the commercialization of Licensed Products.

8.3 Abandonment

The Company may, in its discretion, elect to abandon any patent applications or issued patent in the Patent Rights. Following such abandonment, Licensor and/or Onc Res, as appropriate, shall have the right, but not the obligation, to commence or continue such prosecution and to maintain any such patent or patent application under its own control and at its own expense and such patent or patent application shall thereafter be excluded from the definition of Patent Rights for purposes of this Agreement. Prior to any such abandonment, the Company shall give Licensor and/or Onc Res, as appropriate, at least sixty (60) days notice and a reasonable opportunity to take over prosecution of such patent or patent application. The Company agrees to cooperate in such activities including execution of any documents necessary to enable Licensor and/or Onc Res, as appropriate, to retain ownership and control of such patent or patent application.

Article 9 Infringement, Enforcement and Other Actions

9.1 Notice of Infringement of Patent Rights

The Company, Licensor, and Onc Res shall promptly provide written notice, to the other party, of any alleged infringement or any challenge or threatened challenge to the validity, enforceability or priority of any of the Patent Rights, and provide each other with any available evidence of such infringement, challenge or threatened challenge by a Third Party of the Patent Rights and provide such other party with any available evidence of such infringement.

9.2 Option to Prosecute or Defend Patent Rights

During the term of this Agreement, the Company shall have the first right, but not the obligation, to take (or refrain from taking) appropriate action to enforce Patent Rights, to defend any declaratory judgments seeking to invalidate or hold the Patent Rights unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action pertaining to Patent Rights, with respect to any potential, threatened, alleged, or actual infringement of, or challenge, to, the Patent Rights, at its own expense and with counsel of its choosing. In furtherance of such right, Licensor and Onc Res hereby agree that the Licensor and/or Onc Res may join Company as a party in any such suit (and will join at the Company’s request), provided that the Company pay all of Licensor’s and Onc Res’ reasonable, documented out-of-pocket expenses with respect thereto. If, within twelve (12) months of the written notice above, the Company (i) shall have been unsuccessful in persuading the alleged infringer to desist, (ii) shall not have brought and shall not be diligently prosecuting an infringement action, or (iii) has not entered into settlement discussions with respect to such infringement, or if the Company notifies Licensor or Onc Res that it has decided not to undertake any of the foregoing against any such alleged infringer, then Licensor and/or Onc Res, as appropriate, shall then have the right to bring suit to enforce such Patent Rights, at its own expense, provided, however, that, within thirty (30) days after receipt of notice of Licensor’s or Onc Res’ intent to file such suit, Company shall have the right to jointly prosecute such suit and to fund up to one-half (½) the costs of such suit in exchange for a commensurate share of the proceeds of such suit. Subject to the effects of the foregoing in the event the Company exercises the aforementioned right, any recovery of damages or amounts received in settlement pursuant to this Article 9.2 shall be allocated pursuant to Article 9.5 below.

9.3 Infringement by Licensed Product

In the event that a claim or suit is asserted or brought against the Company alleging that the manufacture or sale of any Licensed Product by the Company, an Affiliate of the Company, or any Sublicensee, or the use of such Licensed Product by any customer of any of the foregoing, infringes proprietary rights of a Third Party, the Company shall give written notice thereof to Licensor and Onc Res. The Company may, in its sole discretion, modify such Licensed Product to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion, provided that any final disposition of the litigation that will restrict the claims in or admit any invalidity of any Patent Rights(s) shall not be made without consultation with and approval by Licensor, such approval not to be unreasonably withheld. Otherwise, the Company shall have the first right, but not the obligation, to defend any such claim or suit. If the Company has not exercised such right to defend or entered into settlement discussions concerning such alleged infringement within the sooner of (i) twelve (12) months of the assertion of such a claim or (ii) thirty (30) days of the filing of such a suit, or if the Company notifies Licensor and Onc Res that it has decided not to undertake such defense or enter into settlement discussions with respect to its alleged infringement, then Licensor and/or Onc Res shall then have the right to defend such alleged infringement, at their sole expense, provided however that no settlement affecting Patent Rights will be agreed upon without Company’s written consent.

9.4 Control of Infringement Action

The party controlling any action, suit, or defense under Article 9.2 or 9.3 (the “Controlling Party”) shall be free to enter into a settlement, consent judgment, or other voluntary disposition of any such action, provided, however, that (i) the Controlling Party shall consult with the other party (the “Secondary Party”) prior to entering into any settlement thereof and (ii) any settlement, consent judgment or other voluntary disposition of such actions which (1) materially limits the scope, validity, or enforceability of any Patent Rights or, if the Company is the Secondary Party, patents or patent applications owned or controlled by the Company, (2) subjects the Secondary Party to any non-indemnified liability, payment obligation, or injunction, or (3) admits fault or wrongdoing on the part of Secondary Party must be approved in writing by Secondary Party, such approval not to be unreasonably withheld. Secondary Party shall provide the Controlling Party notice of its approval or denial of such approval within fifteen (15) business days of any request for such approval by the Controlling Party, provided that (i) in the event Secondary Party wishes to deny such approval, such notice shall include a written description of Secondary Party’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and (ii) Secondary Party shall be deemed to have approved such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such fifteen (15) business day period.

9.5 Allocation of Damages Recovered

Any recovery of damages or amounts received in settlement by Company or its Affiliates under Article 9.2 or 9.3 shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the Company, Licensor, and Onc Res relating thereto, with the balance remaining from any such recovery or settlement being allocated as follows: (i) amounts reasonably attributable to lost profits on Licensed Products shall be treated as Net Sales by the Company and the Company shall pay to Licensor royalties thereon in accordance with Article 6 and (ii) the balance shall be retained by the Company. Any recovery of damages or amounts received in settlement by Licensor or Onc Res under Article 9.2 or 9.3 shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the Company, Licensor, and Onc Res relating thereto, with the balance remaining from any such recovery being allocated as follows: (i) any amounts reasonably attributable to any intellectual property rights of the Company (other than those licensed to Company hereunder) being paid to Company and (ii) the remaining balance shall be retained by the Licensor or Onc Res, as appropriate.

9.6 Credit of Litigation Costs

To the extent there is no recovery of damages or amounts received in settlement by Company, its Affiliates, or Licensor with respect to any matter contemplated by Article 9.2 or 9.3 above, or such amounts are insufficient to fully reimburse the Company for any amounts incurred by the Company with respect to such matter (including but not limited to attorneys’ fees, out-of-pocket costs, and all amounts paid as judgments, damages, or in settlement) (such amounts, “Infringement Costs”), the Company may, to the extent not deducted from amounts due under this Agreement pursuant to Article 6.11.1, credit [***] percent ([***]%) of Infringement Costs (such [***] percent ([***]%), the “Infringement Cost Credit”) against royalties or other fees thereafter payable to Licensor under this Agreement. If the Infringement Cost Credit exceeds amounts payable to Licensor under this Agreement in any calendar quarter in which the relevant Infringement Costs are incurred, then the amount of such Infringement Cost Credit in excess of the amounts payable to Licensor shall be carried over and credited against payments due in future calendar quarters.

9.7 Cooperation

In any suit to enforce and/or defend the Patent Rights pursuant to this Agreement, or defend any alleged infringement of Third Party intellectual property rights by the manufacture, use, sale, or import of a Licensed Product, the Secondary Party shall, at the request and expense of the Controlling Party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

Article 10 Dispute Resolution

10.1 Disputes

10.1.1
The parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either party’s rights and/or obligations hereunder or to the interpretation, performance, breach, or termination of this Agreement, (a “Dispute”). It is the objective of the parties to establish procedures to facilitate the resolution of a Dispute in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Article 10 if and when a Dispute arises under this Agreement.

10.1.2
A Dispute among the parties will be resolved as recited in this Article 10. Any Disputes relating to this Agreement shall be promptly presented to the Chief Executive Officers of Licensor and the Company, or their respective designees (who must be members of a party’s senior management) for resolution. The Licensor shall have the obligation to represent Onc Res in any dispute under this Agreement under this Article 10 as if Onc Res was the Licensor. From the date of referral of a Dispute to the Chief Executive Officers or their designees of the parties and until such time as any matter has been resolved by the parties or has been finally settled by arbitration hereunder, the running of the cure periods (if any) as to which a party must cure a breach that is part of the subject matter of any Dispute shall be suspended. In the event that the Chief Executive Officers of Licensor and the Company, or their respective designees, cannot after good faith negotiations resolve the Dispute within thirty (30) days (or such other period of time as mutually agreed to by the parties in writing) of being requested by a party to resolve a Dispute, the parties agree that such Dispute shall be resolved by binding arbitration in accordance with this Article 10.1.

10.1.3
If a party intends to begin arbitration to resolve such Dispute, such party shall provide written notice (the “Arbitration Notice”) to the other party informing such other party of such intention and the issues to be resolved. Any arbitration hereunder shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”; such rules, the “AAA Rules”), except as modified herein. The arbitration shall be conducted by a panel of three (3) independent, neutral arbitrators that are industry experts experienced in the issues comprising the Dispute and have no past, present or reasonably anticipated future affiliation with either party (the “Panel”). Company and Licensor shall each be entitled to select one (1) such arbitrator, with the two such arbitrators so selected selecting the third such arbitrator. In the event either party fails to select its arbitrator within such ten (10) day period, the arbitrator selected by the other party within such ten (10) day period shall be entitled to select such arbitrator. The arbitration shall take place in New York, New York and be conducted in English. The Panel shall apply the laws of the State of New York, without regard to its conflicts of laws provisions. The Panel shall issue appropriate protective orders to protect each party’s Confidential Information. If a party can demonstrate to the Panel that the complexity of the issue or other reasons warrant the extension of one or more timetables in the AAA Rules, the Panel may extend such timetables but in no event shall the proceeding extend more than twelve (12) months from the date of filing of the arbitration notice with the AAA. The Panel’s decision shall be in writing. The Panel shall have the authority to award any remedy allowed by law, including but not limited to compensatory damages, pre-judgment interest, but not punitive or other damages and each party shall be deemed to have waived any right to such excluded damages. Each party shall bear its own costs, fees and expenses in the arbitration and shall share equally the Panel’s fees, unless the Panel determines that its fees are to be paid by the non-prevailing party. Notwithstanding anything to the contrary, without prejudice to the above procedures, either party may seek injunctive relief or other provisional judicial relief if, in its reasonable judgment, such action is necessary to avoid irreparable damage or otherwise enforce its rights hereunder

10.2 Performance to Continue

Each party shall continue to perform its obligations, and shall be permitted to continue to exercise its rights, under this Agreement pending final resolution of any Dispute arising out of or related to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

10.3 Determination of Patents and Other Intellectual Property

Notwithstanding the foregoing, any dispute relating to the determination of validity of claims, infringement or claim interpretation relating to Patent Rights shall be submitted exclusively to a federal court of competent jurisdiction.

10.4 Statute of Limitation and Time-Based Defenses Tolled

All applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while any arbitration proceedings are pending and during any arbitration proceedings. The parties shall cooperate in taking any actions necessary to achieve this result.

Article 11 Term and Termination

11.1 Term

This Agreement shall become effective on the Effective Date and shall expire on the date of the expiration of the last to expire Royalty Term in any country in the Territory (the “Term”), unless earlier terminated as provided in Articles 11.2, 11.3, or 11.5.

11.2 Termination for Insolvency

If the Company shall become bankrupt, or shall file a petition in bankruptcy, or if the business of the Company shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of the Company or otherwise, Company shall provide notice thereof to Licensor and Licensor may, subject to the effects of and protections of any applicable bankruptcy-related laws, rules, or regulations, terminate this Agreement upon notice to Company given within thirty (30) business days of Licensor’s receipt of such notice.

11.3 Termination for Material Breach

Upon any material breach or default of this Agreement by the Company, Licensor shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by giving ninety (90) days prior written notice to the Company. Upon the expiration of the ninety (90) day period, if the Company shall have not cured such breach or default, this Agreement shall, at the option of Licensor, terminate upon written notice of Licensor. In the event of a bona fide dispute over any material breach, the parties shall attempt to resolve such dispute in good faith through negotiation, or if agreed to by the parties, mediation, in each case to include the senior executive of both parties hereto. Notwithstanding anything herein to the contrary, if the nature of the breach is such that additional time is reasonably needed to cure such breach, and Company has commenced with good faith efforts to cure such breach, then Licensor shall provide Company with additional time in which to cure such breach. If a dispute regarding termination is addressed pursuant to Article 10, this license shall remain in full force and effect until such dispute is resolved. All applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while any good faith negotiation or mediation procedures are pending or ongoing. The parties shall reasonably cooperate in taking any actions necessary to achieve this result.

11.4 Expiration of Royalty Term on a Country-by-Country Basis

Upon the expiration of the Royalty Term in each country in the Territory, the Company will have an irrevocable, perpetual, paid up, royalty-free exclusive license, with rights of sublicense (through multiple tiers), under all rights granted under this Agreement to make, have made, use, have used, lease, import and export, offer to sell, sell have sold, produce, manufacture, distribute and market Licensed Products in such country.

11.5 Termination for Convenience; Due Diligence Termination

11.5.1
The Company shall have the right at any time to terminate this Agreement in its entirety or on a country-by-country basis, for any reason or no reason, by giving thirty (30) days notice thereof in writing to Licensor.

11.5.2
Additionally, the Company shall have the right at any time to terminate this Agreement upon or before January 30, 2007, by giving written notice thereof in writing to Licensor. If the company so terminates, such termination shall be effective upon the Company giving notice thereof and the Company will have no further obligation to the Licensor or to Onc Res, including, but not limited to the obligation to remit payment under Article 6.4.1.

11.6 Consequences of Termination

Upon the termination of this Agreement by either party pursuant to Article 11.2, 11.3, or 11.5, the following shall occur:

11.6.1
Subject to Article 11.6.2, the Company and its Affiliates (as the case may be) shall have no right to practice within the Patent Rights or use any of the Patent Rights and Know-how, and all rights, title or interest in, or other incidents of ownership under, the Patent Rights and Know-how shall revert to and become the sole property of Licensor, and the licenses granted under Article 2.1 shall automatically terminate.

11.6.2
Notwithstanding Article 11.6.1, if this Agreement is terminated other than pursuant to Article 11.5, the Company and its Affiliates may, after the effective date of such termination and continuing for a period not to exceed twelve (12) months thereafter, sell all completed Licensed Products, and complete (or have completed) any Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that the Company:

(a)
notifies Licensor of its decision within thirty (30) days after the date it receives a notice of termination by Licensor or the date it provides a notice of termination to Licensor, as the case may be;

(b)	pays or cause to be paid to Licensor the royalties and other payments thereon as required by Article 6 of this Agreement; and

(c)	submits the reports required by Article 7 hereof.

11.6.3	If the Company does not elect pursuant to Article 11.6.2 to sell-off or distribute, as applicable, any existing inventory of Licensed Product, the Company shall, at Licensor’s election, either:

(a)	sell all existing inventory of Licensed Product to Licensor at fair market value; or

(b)	destroy all remaining inventory of Licensed Product in accordance with Applicable Laws and provide Licensor with written proof of destruction sufficient to comply with Applicable Laws.

11.6.4
Notwithstanding anything to the contrary, each sublicense granted under this Agreement by the Company or its Affiliates to a Sublicensee shall, to the extent not imposing obligations on Licensor and Onc Res in excess of those contained herein, survive such termination and be automatically assigned to Licensor and Onc Res as provided for in Article 2, in order to provide for the applicable Sublicensees’ continued enjoyment of their rights under such sublicenses.

11.6.5
Upon termination of this Agreement for any reason other than pursuant to Article 11.4, Stason shall have the right, for an exclusive period of ninety (90) days after the termination of this Agreement (the “Exclusive Period”), to negotiate an agreement, on commercially reasonable terms for both Stason and the Company, for the transfer, license and/or right of reference to the Company’s know-how, clinical and pre-clinical data, regulatory filings and Marketing Authorizations. In the event of such termination, the Company agrees to negotiate with Stason in good faith. In the event Stason and the Company fail to consummate such an agreement by the end of the Exclusive Period, the Company shall have the right to terminate such negotiations and license, assign, transfer or otherwise grant such rights to a third party or parties.

11.7 Partial Termination

Upon the early termination of this Agreement by either party in respect of a country, the terms of Article 11.6 shall apply in respect of such country.

11.8 Survival

Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination, or such party’s obligations under Articles 6 and 7, and the following provisions shall survive such termination: Articles 7.3, 9 (with respect to infringement occurring prior to such termination), 10, 11, 13, 14, 15, and 16.

Article 12 Representations and Warranties

12.1 Licensor Warranties

Licensor and Onc Res represent and warrant, jointly and severally, that:

12.1.1
Licensor owns all right, title, and interest in and to the Patent Rights and Know-how, including the exclusive, absolute, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever.

12.1.2
There are no licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting Licensor’s or Onc Res’ rights or the rights of the Company under this Agreement, or which may lead to a claim of infringement by or invalidity regarding, any part or all of the Patent Rights or Know-how or their use.

12.1.3	There is no claim, pending or threatened, of infringement, interference, invalidity or unenforceability regarding any part or all of the Patent Rights or Know-how or their use.

12.1.4
The US and foreign patent applications and patents itemized on Schedule 1.20 set forth all of the patents and patent applications necessary or useful for practicing the Technology in the Field of Use owned by or licensed to Licensor and Onc Res on the Effective Date.

12.1.5	There are no inventors of Patent Rights other than those listed as inventors on applications filed for such Patent Rights.

12.1.6	The development of the Technology, Patent Rights, and Know-how were not supported in whole or part by funding or grants by any governmental agency or philanthropic or charitable organization.

12.1.7
The Licensor is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Onc Res is a corporation duly organized, validly existing and in good standing under the laws of New York. Both the Licensor and Onc Res have the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including but not limited to the execution of the Termination Agreement. The execution and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby, including but not limited to the execution of the Termination Agreement, by the Licensor and Onc Res and have been duly authorized by all necessary action on the part of the Licensor and Onc Res, as applicable. This Agreement has been duly executed and delivered by the Licensor and Onc Res and, subject to the due authorization, execution and delivery of this Agreements by the Company, this Agreement constitutes a valid and binding obligation of the Licensor and Onc Res, enforceable against the Licensor and Onc Res in accordance with its terms, except as such enforcement may be affected by bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor’s rights generally and except for general principles of equity.

12.1.8
The Termination Agreement has been duly executed and delivered by Onc Res and Ford and the Termination Agreement constitutes a valid and binding agreement, enforceable against Onc Res and Ford in accordance with its terms, except as such enforcement may be affected by bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor’s rights generally and except for general principles of equity.

12.1.9
The execution and delivery of this Agreement does not, the consummation of the transactions contemplated hereby, and the performance of Licensor’s and Onc Res’ obligations hereunder will not, (i) conflict with, or result in any violation or breach of any provision of the organizational documents of the Licensor or Onc Res, (ii) conflict with or violate any applicable foreign, Federal, state and local statutes, judgments, decrees, laws, ordinances, rules, regulations, injunctions and orders (“Laws”) of any U.S. Federal, state, foreign or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority, body or agency, including any self-regulatory organization (“Governmental Authorities”) applicable to the Licensor or Onc Res or any of their respective assets or operations or any permit applicable to the Licensor or Onc Res or (iii) result in (x) any violation or breach of, constitute (with or without notice or lapse of time or both) a default under or conflict with (or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or loss of any benefit under) the provisions of any lease, contract or other agreement to which the Licensor or Onc Res is a party or by which it or any of its properties or assets is otherwise bound or (y) the imposition of any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal or first offer, easement, servitude, transfer restriction, voting requirement or any other encumbrance, restriction or limitation on any of the properties or assets of the Licensor or Onc Res.

12.1.10
No consent, approval or authorization of, or declaration or filing with, any Governmental Authority or other Third Party (a “Consent”) is required on the part of the Licensor or Onc Res in connection with its execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby.

12.1.11
No written communication has been received by the Licensor or Onc Res, and no investigation, regulatory enforcement action (including seizure, injunction, civil penalty or criminal action) or any related Governmental Authority review is or, in respect of any Licensed Product, to the knowledge of the Licensor or Onc Res, was at any time pending or is threatened by any Governmental Authority with respect to (i) any alleged or actual violation by the Licensor or Onc Res of any permit, Law or other requirement of any Governmental Authority relating to the operations conducted by the Licensor or Onc Res with respect to any Licensed Product or the Technology or (ii) any alleged or actual failure to have or maintain in effect all permits required in connection with the operations conducted by the Licensor or Onc Res with respect to any Licensed Product or the Technology. Neither Onc Res nor the Licensor has received from the FDA, the U.S. Drug Enforcement Administration (“DEA”), or any similar state, local, federal, or foreign Governmental Authority any written notice regarding the approvability or approval of any of the Licensed Products. No Licensed Product has been withdrawn, suspended or discontinued by the Licensor or Onc Res as a result of any action by the FDA, the DEA or any similar state, local, federal, or foreign Governmental Authority, either within or outside the U.S. (whether voluntarily or otherwise). With respect to any Licensed Products, no officer, employee or, to the knowledge of the Licensor or Onc Res, agent of the Licensor or Onc Res has made any untrue statement of a material fact or a fraudulent statement to the FDA, DEA or any similar state, local, federal, or foreign Governmental Authority, failed to disclose any material fact required to be disclosed to the FDA, the DEA or any similar state, local, federal, or foreign Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such act, statement or omission was made, could reasonably be expected to provide a basis for the FDA, the DEA or any similar state, local, federal or foreign Governmental Authority to invoke the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, nor has any director, officer, employee or, to the knowledge of the Licensor and Onc Res, agent of the Licensor or Onc Res been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Article 335a(a) (or any similar Law) or authorized by 21 U.S.C. Article 335a(b) (or any similar Law).

12.1.12
There are no suits or actions, administrative, arbitration or other proceedings, or governmental investigations pending or, to the knowledge of the Licensor, threatened against or affecting the Licensor or Onc Res with respect to Licensed Products or the Patent Rights. No Entity has notified the Licensor or Onc Res in writing of any material claim against the Licensor or Onc Res alleging any personal property or economic injury, loss or damage incurred as a result of or relating to the use of the Technology or any Licensed Products. There is no judgment, order, injunction, decree, writ or award against the Licensor or Onc Res that is not satisfied and remains outstanding with respect to the Technology, Patent Rights, or any Licensed Product.

12.1.13
Schedule 12.1.13 hereto sets forth a true and complete list of each material license, contract or other agreements (together with certain other agreements and any amendments to any of the foregoing) to which the Licensor or Onc Res is a party or by or to which any property of the Licensor or Onc Res is otherwise bound or subject that relates to the Licensed Products or the Patent Rights, including but not limited to the CT Agreements (as defined below) (collectively, the “Material Agreements”). True and complete copies of all Material Agreements have been previously delivered to the Company. Each of the Material Agreements is valid, binding and in full force and effect, and enforceable by the Licensor or Onc Res (as applicable), or has expired, in each case in accordance with its respective terms. No Person (other than the Licensor or Onc Res, as applicable) that is a party to any Material Agreement or is otherwise bound thereby is, to the knowledge of the Licensor or Onc Res, in default or breach thereof and, to Onc Res’ and the Licensor’s knowledge, no event, condition or act exists that, with the giving of notice or the lapse of time or both, would give rise to such a default or breach thereof or a right of cancellation by the Licensor or Onc Res thereunder. Neither Onc Res or the Licensor is in default or breach in any material respect of any of the Material Agreements and, to the knowledge of the Licensor and Onc Res, no event, condition or act exists that, with the giving of notice or the lapse of time or both, would give rise to a default or breach by the Licensor or Onc Res (as applicable) thereof or a right of cancellation thereunder by any other party thereto.

12.1.14
To the knowledge of the Licensor and Onc Res, none of the Patent Rights, Licensed Products, or Technology, nor the practice, development, use, manufacture, sale, or import of any of the foregoing, infringes or conflicts in any material respect with, and neither the Licensor nor Onc Res have received any notice of infringement of, or conflict with, any license, patent, copyright, trademark, service mark or other intellectual property right of any Third Party and, to the knowledge of the Licensor and Onc Res, there has not been and is not currently any infringement or unauthorized use by any Third Party of any of the Patent Rights, Technology, Know-how, or Licensed Products. Except as provided herein, the validity or enforceability of any of the Patent Rights and or the title of the Licensor (or, if applicable, Onc Res) thereto has not been questioned in any litigation, governmental inquiry or proceeding to which the Licensor or Onc Res is a party and, to the knowledge of the Licensor and Onc Res, no such litigation, governmental inquiry or proceeding is threatened.

12.1.15
To the knowledge of the Licensor and Onc Res, the Licensor and Onc Res (as applicable) have taken all reasonable actions necessary or appropriate to preserve the confidentiality of all trade secrets, proprietary and other confidential information material to the Licensed Products, Know-how, and Patent Rights.

12.1.16	Licensor and Onc Res are not aware of any Third Party activities which would constitute misappropriation or infringement of the Patent Rights.

12.1.17
Onc Res owns all right, title, and interest to the Licensor IND(s) free and clear of all liens, claims, and encumbrances, Licensor IND(s) constitute the only INDs or regulatory filings of any kind concerning any Licensed Product, and there are no Governmental Approvals in place or effective in any jurisdiction with respect to any Licensed Product.

12.1.18
Licensor IND(s) are and have been filed, updated, and maintained in accordance with applicable Laws and pharmaceutical industry standards, and neither Licensor nor Onc Res has received nor been the subject of, nor is aware of any information for which one would reasonably expect Onc Res or Licensor to receive or be the subject of, any correspondence or other action on the part of any Regulatory Authority which would or could reasonably be expected to have a material adverse effect on any study with respect to Licensor IND(s) or on the Company’s development or commercialization of any Licensed Product.

12.1.19
Except as provided in the Consulting Agreement, Ford is obligated by contract to assign all right, title, and interest in any modification, enhancement, or improvement of a Licensed Product, or any inventions, discoveries, improvements (whether patentable or not), information, and data which would be useful or necessary in the manufacture, use, or sale of any Licensed Product, or the practice of which would infringe an issued or pending claim within the Patent Rights, and any intellectual property rights related to any of the foregoing (including but not limited to patent rights), owned, acquired, controlled, conceived, reduced to practice, or otherwise developed by Ford at any time during the Term, to Licensor, free and clear of all liens, claims, and encumbrances.

12.2 No Impairment

Licensor and Onc Res hereby covenant and agree that, during the Term, they will not (either jointly or acting alone), by act or failure to act, impair or otherwise adversely affect, or cause any occurrence which would reasonably anticipated to impair or otherwise adversely affect, the Company’s rights under this Agreement or ability to freely exercise such rights.

12.3	Representations by Stason. Stason hereby represents and warrants that:

12.3.1
Stason has not conceived, reduced to practice, or otherwise developed any inventions, improvements, data, information, or other intellectual property related to, or useful or necessary with respect to, the development, commercialization, or exploitation of the Technology, Patent Rights, Know-how, or Licensed Products, and Stason does not own, control (by license or otherwise), or have any rights to or interest in any such inventions, improvements, data, information, or other intellectual property related to the Technology.

12.3.2
Both this Agreement and the Termination Agreement have been duly executed and delivered by Stason and both such agreements constitute valid and binding agreements, enforceable against Stason in accordance with their terms (as limited by Article 16.13 herein), except as such enforcement may be affected by bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor’s rights generally and except for general principles of equity.

Article 13 Limitation of Liability, Indemnity

13.1 NO IMPLIED WARRANTIES

13.1.1
EXCEPT AS SET FORTH IN ARTICLE 12, LICENSOR DOES NOT MAKE AND EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENTED RIGHTS CLAIMS, ISSUED OR PENDING.

13.1.2
EXCEPT AS SET FORTH IN ARTICLE 12, NOTHING HEREIN SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY LICENSOR TO THE COMPANY THAT THE PATENT RIGHTS AND KNOW-HOW ARE NOT INFRINGED BY ANY THIRD PARTY, OR THAT THE PRACTICE OF SUCH RIGHTS DOES NOT INFRINGE ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

13.2 Indemnity

13.2.1
The Company agrees to defend, indemnify and hold harmless Licensor, Onc Res, their Affiliates, directors, employees and officers (“Licensor Indemnitees”) from and against all liability, demands, damages, including without limitation reasonable legal fees and expenses, and losses including death, personal injury, illness or property damage arising directly out of the Company’s use, manufacture, sale, or other disposition of Licensed Products under the terms of this Agreement, to the extent not resulting from any Licensor Indemnitee’s breach of this Agreement, negligence, willful misconduct, or failure to comply with Applicable Laws.

13.2.2
Licensor and Onc Res agree to defend, indemnify and hold harmless the Company, its Affiliates, directors, employees, and officers (“Company Indemnitees”) from and against all liability, demands, damages, including without limitation reasonable legal fees and expenses, and losses including but not limited to death, personal injury, illness or property damage arising directly out of any Licensor Indemnitee’s breach of this Agreement, negligence, willful misconduct, or failure to comply with Applicable Laws.

13.2.3	In the event that either party intends to seek indemnification for any claim under Article 13.2.1 or 13.2.2, it shall inform the other party of the claim promptly after receiving notice of the claim.

In the case of a claim for which any Licensor Indemnitee seeks indemnification under Article 13.2.1, such Licensor Indemnitee shall permit the Company to direct and control the defense of the claim and shall provide such reasonable assistance as is reasonably requested by the Company (at the Company’s cost) in the defense of the claim, provided that nothing in this Article 13.2.3 shall permit the Company to make any admission on behalf of Licensor or Onc Res, or to settle any claim or litigation which would impose any financial obligations on Licensor or Onc Res without the prior written consent of Licensor, such consent not to be unreasonably withheld or delayed.

In the case of a claim for which the Company seeks indemnification under Article 13.2.2, the Company shall permit Licensor or Onc Res, whichever is indemnifying the Company, to direct and control the defense of the claim and shall provide such reasonable assistance as is reasonably requested by Licensor or Onc res (at Licensor’s or Onc Res’ cost) in the defense of the claim, provided that nothing in this Article 13.2.3 shall permit Licensor or Onc Res to make any admission on behalf of the Company, or to settle any claim or litigation which would impose any financial obligations on the Company without the prior written consent of the Company, such consent not to be unreasonably withheld or delayed.

13.3 LIMITATION OF LIABILITY

EXCEPT WITH REGARD TO DAMAGES ARISING FOR INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, BREACHES OF ARTICLE 14.3 OR 15, AND ANY DUTY TO INDEMNIFY FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES UNDER ARTICLE 13.2.1 OR 13.2.2, IN NO EVENT SHALL ANY PARTY OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY AND IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

Article 14 Use of Names and Publication

14.1 Use of Name

Nothing contained in this Agreement shall be construed as granting any right to the Company or its Affiliates to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of Licensor or Onc Res or any of its units (including contraction, abbreviation or simulation of any of the foregoing) without the prior, written consent of Licensor; provided that Company may identify Licensor and Onc Res as the licensors under this Agreement without such consent to actual or potential investors, investment bankers, acquirers, acquisition targets, and strategic partners, and where the use of such names may be required by Applicable Law.

14.2 No Agency

Nothing herein shall be deemed to establish a relationship of principal and agent between Licensor and the Company, Onc Res and the Company, nor any of such parties’ respective agents or employees for any purpose whatsoever. This Agreement shall not be construed as creating a partnership between the Licensor and the Company, or Onc Res and the Company, or as creating any other form of legal association or arrangement, which would impose liability upon one party for the act or failure to act of the other party.

14.3 Publication

In the event that Licensor or Onc Res or any of their respective Affiliates, employees, officers, directors, or shareholders thereof desires to publish or disclose, by written, oral or other presentation, any information included in the Patent Rights, Know-how, or any material information related thereto, Licensor shall provide the Company with a copy of the proposed publication, presentation, or disclosure at least sixty (60) days prior to its submission for presentation, publication, or disclosure. The Company may request that Licensor or Onc Res, no later than sixty (60) days following the receipt of such proposed publication, presentation, or disclosure, (i) delay such presentation, publication or disclosure for up to an additional ninety (90) days in order to enable the Company to file, or have filed on their behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed or request that Licensor or Onc Res do so, (ii) remove the Company’s Confidential Information from such presentation, publication or disclosure, and/or (iii) make any other reasonable changes to such proposed publication, presentation, or disclosure, as applicable. Upon receipt of such request, Licensor or Onc Res (as applicable) shall (i) arrange for a delay of such presentation, publication or disclosure until such time as the Company or Licensor has filed, or had filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to the Company and Licensor, (ii) remove the Company’s Confidential Information from such presentation, publication or disclosure, and/or (iii) reasonably consider any other reasonable changes proposed by the Company. If Licensor or Onc Res (as applicable) does not receive any request from the Company to delay such presentation, publication or disclosure, Licensor or Onc Res (as applicable) may submit such material for presentation, publication or other form of disclosure, subject to Licensor’s obligations under Article 15.

Article 15 Confidentiality

15.1 Confidentiality and Non-Use

Any proprietary or confidential information relating to the Technology, Patent Rights, Know-how (including but not limited to patent prosecution documents relating to Patent Rights), reports and records provided under Article 7, and any other reasonably confidential or proprietary information concerning a party’s business or technology disclosed to the other party under this Agreement collectively constitute the “Confidential Information.” No party to this Agreement will use the Confidential Information for any purpose unrelated to the exercise of their rights or fulfillment of their obligations under this Agreement, and will hold it in confidence during the Term and for a period of five (5) years after the termination or expiration date of this Agreement. Each party shall exercise with respect to such the Confidential Information the same degree of care as the party exercises with respect to its own confidential or proprietary information of a similar nature, but in no event less than reasonable care, and shall not disclose it or permit its disclosure to any Third Party (except to those of its employees, consultants, or agents who are bound by a substantially similar obligation of confidentiality of this Agreement). However, such undertaking of confidentiality shall not apply to any information or data which:

15.1.1	The receiving party receives without obligation of confidentiality at any time from a third-party lawfully in possession of same and having the right to disclose same;

15.1.2	is, as of the date of this Agreement, in the public domain, or subsequently enters the public domain through no fault of the receiving party;

15.1.3	is independently developed by the receiving party as demonstrated by written evidence without reference to or benefit of information disclosed to the receiving party by the disclosing party;

15.1.4	is disclosed pursuant to the prior written approval of the disclosing party; or

15.1.5
is required to be disclosed pursuant to Applicable Law or legal process (including, without limitation, to a governmental authority) provided that recipient will (i) give prior written notice of such required disclosure to the other party, to the extent reasonably practicable, (ii) give reasonable assistance to the other party, as requested thereby, seeking confidential or protective treatment thereof, and (iii) only disclose such Confidential Information to the extent required by such Applicable Law or legal process.

15.2 Limited Disclosure by Licensor

Licensor and Onc Res acknowledge and agree that the Know-how licensed to the Company has value to the Company in being maintained as confidential. Therefore, neither Licensor nor Onc Res shall disclose the Know-how to any Third Party without the Company’s prior written consent.

15.3 Material Non-Public Information

Licensor, Onc Res, and Stason understand that it is the intent of the Company to register its capital stock on a national securities exchange, on the National Association of Securities Dealers, Inc. Automated Quotation System (collectively “NASDAQ”), or the Over The Counter Bulletin Board and accordingly, the Licensor understands that confidential information provided to them by the Company pursuant to the terms of this Agreement may constitute “material non-public information” concerning the Company.

Article 16 Miscellaneous Provisions

16.1 Assignment

This Agreement and the rights and duties appertaining hereto may not be assigned by any party without first obtaining the written consent of the other parties, which consent shall not be unreasonably withheld. Any such purported assignment without the written consent of the other parties shall be null and of no effect. Notwithstanding the foregoing, the Company may assign this Agreement without the consent of any of the other parties (i) to a purchaser, merging, or consolidating corporation, or acquirer of all or substantially all of the Company’s (or its successors or assigns) assets or business (or that portion thereof to which this Agreement relates) and/or pursuant to any reorganization of the Company, (ii) to an Affiliate of the Company (or its successors or assigns), or (iii) to VioQuest Pharmaceuticals, Inc.

16.2 Binding Nature and Inurnment

This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the Effective Date. As of the Effective Date, this Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.

16.3 Counterparts; Facsimile

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed and delivered to the other party by facsimile signature; such transmission will be deemed a valid signature.

16.4 Entire Agreement; Amendment

The parties hereto acknowledge that this Agreement, including the Exhibits, Schedules and documents incorporated by reference, sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the parties hereto and shall supersede all previous communications, agreements (including the Original Agreement), representations or understandings, either oral or written, between the parties relating to the subject matter hereof. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

16.5 Force Majeure

Neither party is responsible for delays resulting from causes beyond its reasonable control, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the causes are removed.

16.6 Further Assurances

From time to time during the Term, at the request of either party, the other party shall execute and deliver such documents and take such other action as the requesting party may reasonably request to consummate more effectively the transactions contemplated hereby.

16.7 Headings

The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

16.8 Law

This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

16.9 Payments, Notices and Other Communications

Any payment, notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, by hand delivery or by facsimile if confirmed in writing, in each case effective upon receipt, at the addresses below or as otherwise designated by written notice given to the other party:

In the case of Licensor:	Asymmetric Therapeutics, LLC.
141 Main St.
Unadilla, NY 13849

In the case of the Company:	Fiordland Pharmaceuticals, Inc.
787 Seventh Ave. 48th floor
New York, NY 10019

16.10 Payment of Own Fees and Expenses

Each party shall be responsible for their own expenses relating to the preparation and consummation of this Agreement and, except as specified herein, the agreements and transactions contemplated hereby.

16.11 Severability

The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

16.12 Waiver

The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. Any waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

16.13b No Third Party Beneficiaries

No third party shall be a beneficiary to this Agreement. Stason agrees that it shall have no rights under this Agreement except to enforce its rights under Articles 4.4 and 11.6.5.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in triplicate by proper persons thereunto duly authorized.

ONC RES, INC.  FIORDLAND PHARMACEUTICALS, INC

ONC RES, INC.	FIORDLAND PHARMACEUTICALS, INC

By: /s/ John P. Ford	By: /s/ J. Jay Lobell
Name: John P. Ford	Name: J. Jay Lobell
Title: Director	Title: President
Date: 2/17/07	Date: February 14, 2007

ASYMMETRIC THERAPUETICS, LLC

By: /s/ John P. Ford

Name: John P. Ford
Title: Member
Date: 2/17/07

SOLEY AS TO ITS AGREEMENTS, REPRESENTATIONS AND WARRANTIES UNDER ARTICLE 1A, ARTICLE 12.3, ARTICLE 15, AND ARTICLE 16.13 AND TO ENFORCE ITS RIGHTS UNDER ARTICLES 4.4 AND 11.6.5

STASON PHARMACEUTICALS, INC.

By: /s/ Harry T. Fan

Name: Harry T. Fan
Title: CEO
Date: 2/21/07

Schedule 1.15: Licensor IND(s)

1.) IND 66,845 filed February 28th, 2005

Schedule 1.20: Patent Rights

Docket No.	Application Serial No./Patent No. (if granted)	Filing Date/Issue Date	Title
[***]	10/364,383	02/12/2003	Treatment, Composition and Method using Uracil Against Side-Effects of Chemotherapy
[***]	10/684,203/ U.S. Pat. No. 6,979,688	10/10/2003/ 12-27-2005	Treatment Method Against Side-Effects of Chemotherapy
[***]	11/146,883	06/06/2005	Treatment Method Against Side-Effects of Chemotherapy
[***]	10/918,199/ U.S. Pat. No. 6,995,165	08/13/2004/ 02/07/2006	Methods, Compositions and Kits for Organ Protection During Systemic Anticancer Therapy
[***]	11/196,921	08/03/2005	Methods, Compositions and Kits for Organ Protection During Systemic Anticancer Therapy
[***]	60/697,910	07/08/2005	Systemic Anticancer Therapy Safety and Compliance Packaging
[***]	11/482,661	07/07/2006	Metered-Dose and Safety and Compliance Packaging for Systemic Anticancer Therapy
[***]	2004283079	08/13/2004	Methods, Compositions and Kits for Organ Protection During Systemic Anticancer Therapy
[***]	2,542,235	08/13/2004	Methods, Compositions and Kits for Organ Protection During Systemic Anticancer Therapy
[***]	04781096.5	08/13/2004	Methods, Compositions and Kits for Organ Protection During Systemic Anticancer Therapy
[***]	06112520.8	08/13/2004	Methods, Compositions and Kits for Organ Protection During Systemic Anticancer Therapy
[***]	2006-533849	08/13/2004	Methods, Compositions and Kits for Organ Protection During Systemic Anticancer Therapy
[***]	547045	08/13/2004	Methods, Compositions and Kits for Organ Protection During Systemic Anticancer Therapy
[***]	200602330-3	08/13/2004	Methods, Compositions and Kits for Organ Protection During Systemic Anticancer Therapy
[***]	2006/03458	08/13/2004	Methods, Compositions and Kits for Organ Protection During Systemic Anticancer Therapy
[***]	PCT/US2004/026352	08/13/2004	Methods, Compositions and Kits for Organ Protection During Systemic Anticancer Therapy

Schedule 3.2: Existing Technology and Licensed Product Inventory

None.

Exhibit 5.3.1: Diligence Milestones

1.	Amend a Licensor IND or file a Company-sponsored (or Sublicensee-sponsored) IND in the United States or Canada with respect to a Licensed Product within 12 months of the Effective Date.

2.
Initiate enrollment of patients for the first human clinical trial of a Licensed Product to be conducted by or on behalf of the Company (or Sublicensee) within 6 months after approval of an IND with respect thereto.

3.	First commercial sale of a Licensed Product no later than 6 months following receipt by the Company of the initial Marketing Authorization obtained with respect to a Licensed Product.

Exhibit 5.3.2: Example of Extension Payment Schedule

6 Month Period	Payment			Cumulative			Extension Time	Cumulative Extension Time
1	$	[***	]	$	[***	]	6 months	6 months
2	$	[***	]	$	[***	]	6 months	12 months
3	$	[***	]	$	[***	]	6 months	18 months
4	$	[***	]	$	[***	]	6 months	24 months
5	$	[***	]	$	[***	]	6 months	30 months
6	$	[***	]	$	[***	]	6 months	36 months

This Exhibit is an example and illustration and is by no way intended create or infer any obligations on the parties except as specifically described in the Agreement.

Exhibit 5.4(a): CT Agreements

None.

Schedule 5.4(b): Transferred Agreements

None.

Schedule 12.1.13: Material Agreements

1.	Joint Venture Agreement, dated February 19, 2005, between Licensor, John P. Ford, MD, and Stason Pharmaceuticals, Inc.

2.	Termination Agreement dated December 29, 2006 between Onc Res, John P. Ford, MD, and Stason Pharmaceuticals, Inc.

3.	Assignment Agreement dated December 29, 2006

4.	Supplemental Assignment Agreement dated February __, 2007